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                                                                    NEWS RELEASE


[CHESAPEAKE LOGO]                                  CHESAPEAKE ENERGY CORPORATION
                                                                 P. O. Box 18496
                                                         Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE


                                    CONTACTS:

MARC ROWLAND                                                      TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT                                   SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER                                CORPORATE DEVELOPMENT
(405) 879-9232                                                    (405) 879-9257
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                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
             PRICING ON $250 MILLION OF 8.375% SENIOR NOTES DUE 2008

OKLAHOMA CITY, OKLAHOMA, OCTOBER 26, 2001 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced a private offering of $250 million senior notes due 2008, which will carry an interest rate coupon of 8.375%. The senior notes being sold by Chesapeake will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes will be eligible for trading under Rule 144A. Closing of the senior notes offering is expected to occur on November 5, 2001, and is subject to satisfaction of customary closing conditions and receipt of a bank consent. The net proceeds from this offering will be used for general corporate purposes, including the funding of future acquisitions.

Chesapeake is in various stages of negotiations for the purchase of over $300 million of Mid-Continent oil and gas assets in several transactions. The assets primarily consist of relatively long-lived proved producing gas reserves located in Oklahoma. The company believes that many of these properties have significant development potential. If successful in some or all of these negotiations, the company would acquire the assets directly through asset purchases or indirectly through the acquisition of privately-held companies. Proceeds from the senior notes offering would be used to fund these acquisitions, although there is no assurance as to the timing or magnitude of any acquisition or the ultimate success of any of these negotiations. Additional funding, if any, required for these acquisitions would be provided from cash flow, borrowings under the company's existing credit facility, monetization of some of the company's hedging positions or a possible offering of equity securities by the company.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. These risks and other risk factors are described in the company's 2000 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Chesapeake Energy Corporation is among the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.